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Exhibit 10.08

        RESOLVED, that pursuant to Section 15.1 of the Plan, the Human Resources Committee ("Committee") adopts the following amended [the change noted by underlined text] and restated definition of Fair Market Value for Section 2.16 of the Plan:

"Fair Market Value" shall be determined on the basis of the opening sale price on the principal securities exchange on which the Shares are traded or, if there is no such sale on the relevant date, then on the last previous day on which a sale was reported, except that as to the "cashless" exercise of Nonqualified Stock Options pursuant to Section 6.6 of the Plan, the "Fair Market Value" of Shares for determining the Compensation amount recognized by the Participant shall be the actual trade price on the principal securities exchange of Shares sold to provide cash to the Participant. ~~, and further except that as to the "non-cashless" exercise of Nonqualified Stock Options pursuant to Section 6.6 of the Plan, the "Fair Market Value" of Shares shall be the closing price on the principal securities exchange on which the Shares are traded for that trading date coinciding with the exercise date prospectively indicated by the Participant in his/her "Notice of Intention to Exercise" letter, or if no sales of Shares occur on said date, then for the next subsequent trading date on which such sales occur.~~

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  Exhibit 10.08